Exhibit 4.16

Global Ship Lease, Inc

And the Borrowers listed in Schedule 1 of the Credit Agreement

Attn: Ian Webber / Susan Cook

Portland House

Stag Place

London SW1E 5RS

United Kingdom

Date:    February 10, 2014

Dear Sirs,

Re: the USD 800,000,000 revolving credit facility agreement dated 10 December 2007, as amended pursuant to an Addendum No. 1 dated 10 December 2007, the waiver letter dated 19 March 2008, the further conditions letter dated 27 June 2008, the Addendum No. 2 dated 10 February 2009, as amended and restated by an Amendment and Restatement Agreement dated 20 August 2009 and as further amended pursuant to the waiver letters dated 30 November 2011 and 9 November 2012 (the Credit Agreement)

1.	We refer to the Credit Agreement. Capitalised terms used in this Letter, unless expressly defined in this Letter, have the same meaning herein as given to those terms in the Credit Agreement and the interpretative provisions of clause 1.2 of the Credit Agreement will apply.

2.	You have requested us to extend the waiver (confirmed in the waiver letter dated 9 November 2012) in respect of the requirement for the Leverage Ratio to be maintained at 75% or less as detailed in clause 16.15 of the Credit Agreement.

We hereby agree that:

(a)	with effect from the Effective Date (defined below) the definition of Waiver Period in the Credit Agreement (other than in clauses 3.2(b) and 16.39 of the Credit Agreement) shall mean the period from and including the Effective Date until and including 30 April 2015; and

(b)	after the Effective Date, the Leverage Ratio shall next be tested on 1 May 2015.

3.	It is further agreed that with effect from the Effective Date and throughout the remaining term of the Facility, sub-clause (a) of the definition of Margin shall be amended to read as follows:

“(a)	during the aggregate of (i) the Waiver Period and (ii) the period from the end of the Waiver Period until the date upon which the Leverage Ratio is first tested following the provision by the Borrowers of Market Value for the Vessels for the first time following the end of the Waiver Period (which Market Value may be provided based on valuations provided by the Borrowers within April 2015), 3.75% per annum; and”.

4.	The Effective Date will be the date when

(a)	each of the Borrowers has counter-signed this letter to indicate its agreement and willingness to be bound by the terms; and

(b)	you have paid, and we have received, all other costs and expenses referred to in paragraph 6.1 of this Letter.

5.	Representations

By counter-signing this Letter, each Borrower makes the following representations to each Finance Party on the Effective Date.

5.1	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, this Letter and the transactions contemplated by this Letter.

5.2	Legal validity

(a)	Subject to any general principles of law limiting its obligations, its counter-signature of this Letter constitutes its legally binding, valid and enforceable obligation.

(b)	This Letter is in the proper form for its enforcement in the jurisdiction of its incorporation.

5.3	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, this Letter do not conflict with:

(a)	any law or regulation applicable to it;

(b)	its or any of its Subsidiaries’ constitutional documents; or

(c)	any document which is binding on it or any of its Subsidiaries or any of its or its Subsidiaries’ assets.

5.4	Authorisations

All authorisations required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, this Letter have been obtained or effected (as appropriate) and are in full force and effect.

5.5	Credit Agreement

Each Borrower makes the representations and warranties set out in clause 14 (Representations) of the Credit Agreement on the Effective Date, in each case as if references to the Credit Agreement are references to the Credit Agreement, as amended by this Letter, with reference to the facts and circumstances then existing.

6.	Fees and Expenses

6.1	Expenses

The Borrowers must pay to each Finance Party the amount of all costs and expenses (including legal fees) properly incurred by it in connection with (but not limited to) the negotiation, preparation, printing and execution of this Letter.

6.2	Taxes

(a)	All payments to be made under this Letter must be made exclusive of any VAT or other tax and free and clear of any withholding or deduction.

(b)	If any withholding or deduction is required by law, the amount of the payment due from the Borrowers must be increased by an amount which (after making the deduction) leaves an amount equal to the payment which would have been made if no deduction had been made.

7.	Consents

Each Borrower:

(a)	agrees to the amendment of the Credit Agreement as contemplated by this Letter; and

(b)	with effect from the Effective Date, confirms that any guarantee or security given by it or created under a Finance Document will:

(i)	continue in full force and effect; and

(ii)	extend to the liabilities and obligations of the Borrowers to the Finance Parties under the Finance Documents as amended by this Letter.

8.	Miscellaneous

(a)	This Letter is a Finance Document.

(b)	Subject to the terms of this Letter, the Credit Agreement will remain in full force and effect and, from the Effective Date, the Credit Agreement and this Letter will be read and construed as one document.

9.	Counterparts

This Letter may be counter-signed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Letter.

10.	Governing Law and Jurisdiction

(a)	This Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

(b)	Clause 37 of the Credit Agreement shall apply to this Letter as if set out in full herein.

Yours faithfully

ABN Amro Bank N.V.

in its capacity as Agent for and on behalf of the Lenders

Counter-signed by:

Representative Borrower

GLOBAL SHIP LEASE, INC.

By:

Original Borrowers

GLOBAL SHIP LEASE 1 LIMITED

By:

GLOBAL SHIP LEASE 2 LIMITED

By:

GLOBAL SHIP LEASE 3 LIMITED

By:

GLOBAL SHIP LEASE 4 LIMITED

By:

GLOBAL SHIP LEASE 5 LIMITED

By:

GLOBAL SHIP LEASE 6 LIMITED

By:

GLOBAL SHIP LEASE 7 LIMITED

By:

GLOBAL SHIP LEASE 8 LIMITED

By:

GLOBAL SHIP LEASE 9 LIMITED

By:

GLOBAL SHIP LEASE 10 LIMITED

By:

GLOBAL SHIP LEASE 12 LIMITED

By:

GLOBAL SHIP LEASE 13 LIMITED

By:

GLOBAL SHIP LEASE 14 LIMITED

By:

GLOBAL SHIP LEASE 15 LIMITED

By:

GLOBAL SHIP LEASE 16 LIMITED

By:

GLOBAL SHIP LEASE 17 LIMITED

By:

GSL ALCAZAR INC

By:

GLOBAL SHIP LEASE SERVICES LIMITED

By: